UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2009

NUVEEN INVESTMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11123	36-3817266

(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number)

333 West Wacker Drive, Chicago, Illinois		60606

(Address of principal executive offices)		(Zip Code)

(312) 917-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing  obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02	Results of Operations and Financial Condition.

The information in Item 2.02 of this Report and the Exhibits attached hereto shall be deemed “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing. Unless otherwise indicated, the terms “we,” “us,” “our” and “Nuveen Investments” refer to Nuveen Investments, Inc. and, where appropriate, its subsidiaries.

While Nuveen Investments is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act, we are required to file, pursuant to the terms of our outstanding 10 1/2% Senior Notes due 2015, a copy of substantially the same annual financial information that would be required to be contained in a filing by us with the Securities and Exchange Commission on Form 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by our certified independent accountants. In order to satisfy our contractual obligations under the notes, we are publishing our audited consolidated balance sheets as of December 31, 2008 and 2007 and audited consolidated statements of income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2008 (Successor), the period from January 1, 2007 to November 13, 2007 (Predecessor), the period from November 14, 2007 to December 31, 2007 (Successor), and the year ended December 31, 2006 (Predecessor), (collectively, the “Consolidated Financial Statements”) via this Report on Form 8-K. The Consolidated Financial Statements and notes thereto are attached hereto as Exhibit 99.1.

In addition, set forth below is our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2008, 2007 and 2006, which should be read in conjunction with the Consolidated Financial Statements and related notes, as well as a discussion of Quantitative and Qualitative Disclosures About Market Risks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with the Consolidated Financial Statements filed with this Form 8-K at Exhibit 99.1, including the notes thereto. The statements in this discussion and analysis regarding industry outlook, our expectations regarding our future performance and our liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. See “Forward-Looking Information and Risks” below. Our actual results may differ materially from those contained in or implied in any forward-looking statements due to numerous risks and uncertainties, including, but not limited to, the risk and uncertainties described in “Forward-Looking Information and Risks” below.

Description of the Business

The principal businesses of Nuveen Investments are investment management and related research as well as the development, marketing and distribution of investment products and services for the high-net-worth and institutional market segments. We distribute our investment products and services, which include managed accounts, closed-end exchange-traded funds (“closed-end funds”), and open-end mutual funds (“open-end funds” or “mutual funds”) primarily to high-net-worth and institutional investors through intermediary firms, including broker-dealers, commercial banks, private banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors.

We derive a substantial portion of our revenue from investment advisory fees, which are recognized as services are performed. These fees are directly related to the market value of the assets we manage. Advisory fee revenues generally will increase with a rise in the level of assets under management. Assets under management will rise through sales of our investment products or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from funds and accounts. Fee income generally will decline when assets under management decline, as would occur when the values of fund portfolio investments decrease or when managed account withdrawals, mutual fund redemptions or closed-end fund deleveragings exceed gross sales and reinvestments.

In addition to investment advisory fees, we have two other main sources of operating revenue: performance fees; and distribution and underwriting revenue. Performance fees are earned when investment performance on certain institutional accounts and private funds exceeds a contractual threshold. These fees are recognized only at the performance measurement date contained in the individual account management agreement. Distribution revenue is earned when certain funds are sold to the public through financial advisors. Generally, distribution revenue will rise and fall with the level of our sales of mutual fund products. Underwriting fees may be earned on the initial public offerings of our closed-end funds. The level of underwriting fees earned in any given year will fluctuate depending on the number of new funds offered, the size of the funds offered and the extent to which we participate as a member of the syndicate group underwriting the fund. Also included in distribution and underwriting revenue for 2007 and 2008 is revenue relating to our MuniPreferred® and FundPreferred®. These are types of auction rate preferred stock (“ARPS”) issued by our closed-end funds, shares of which have historically been bought and sold through a secondary market auction process. A participation fee has been paid by the fund to the auction participants based on shares traded. Access to the auction must be made through a participating broker. We have offered non-participating brokers access to the auctions, for which we earned a portion of the participation fee. Beginning in mid-February 2008, the auctions for our ARPS, for the ARPS issued by other closed-end funds and for other auction rate securities began to fail on a widespread basis and have continued to fail. As we have described in several public announcements, we and the Nuveen closed-end funds have been working on various forms of debt and equity financing to redeem all of the approximately $15 billion of ARPS issued by our closed-end funds. We have completed the redemption of approximately $5.4 billion of ARPS issued by our closed-end funds and continue to work on alternatives to address the remaining ARPS of these funds. However, turmoil in the credit markets beginning in September 2008 has severely hampered our efforts to redeem ARPS. The redemption of ARPS and certain related financings may result in lower advisory fees. We also expect distribution and underwriting revenue relating to ARPS to continue to decrease.

Sales of our products, and our profitability, are directly affected by many variables, including investor preferences for equity, fixed-income or other investments, the availability and attractiveness of competing products, market performance, continued access to distribution channels, changes in interest rates, inflation, and income tax rates and laws.

Acquisition of the Company

On June 19, 2007, Nuveen Investments, Inc. (the “Predecessor”) entered into an agreement (the “merger agreement”) under which a group of private equity investors led by Madison Dearborn Partners, LLC (“MDP”) agreed to acquire all of the outstanding shares of the Predecessor for $65.00 per share in cash. The Board of Directors and shareholders of the Predecessor approved the merger agreement. The transaction closed on November 13, 2007 (the “effective date”).

On the effective date, Windy City Investments Holdings, LLC (“Holdings”) acquired all of the outstanding capital stock of the Predecessor for approximately $5.8 billion in cash. Holdings is owned by MDP, affiliates of Merrill Lynch Global Private Equity and certain other co-investors and certain of our employees, including senior management. Windy City Investments, Inc. (the “Parent”) and Windy City Acquisition Corp. (the “Merger Sub”) are corporations formed by Holdings in connection with the acquisition and, concurrently with the closing of the acquisition on November 13, 2007, the Merger Sub merged with and into Nuveen Investments, which was the surviving corporation (the “Successor”) and assumed the obligations of the Merger Sub by operation of law. The merger agreement and the related financing transactions resulted in the following events which are collectively referred to as the “Transactions” or the “MDP Transactions”:

•	the purchase by the equity investors of common units of Holdings for approximately $2.8 billion in cash and/or through a roll-over of existing equity interests in Nuveen Investments;

•	the entering into by Merger Sub of a new senior secured credit facility comprised of (1) a $2.3 billion term loan facility with a term of seven years and (2) a $250 million revolving credit facility with a term of six years;

•	the offering by Merger Sub of $785 million of senior notes due in 2015;

•	the merger of Merger Sub with and into Nuveen Investments, with Nuveen Investments (the “Successor”) as the surviving corporation, and the payment of the related merger consideration; and

•	the payment of approximately $177 million of fees and expenses related to the Transactions, including approximately $53 million of fees expensed.

Immediately following the merger, Nuveen Investments became a wholly-owned direct subsidiary of the Parent and a wholly-owned indirect subsidiary of Holdings.

The purchase price of the Company has been allocated to the assets and liabilities acquired based on their estimated fair market values at the date of acquisition as described in Note 3, “Purchase Accounting,” to the Consolidated Financial Statements attached hereto as Exhibit 99.1.

Unless the context requires otherwise, “Nuveen Investments,” “we,” “us,” “our,” or the “Company” refers to the Successor and its subsidiaries, and for the periods prior to November 13, 2007, the Predecessor and its subsidiaries.

The consolidated statements of income, changes in shareholders’ equity and cash flows for the year ended December 31, 2006 and the period from January 1, 2007 to November 13, 2007 represent operations of the Predecessor. The consolidated statements of income, changes in shareholders’ equity and cash flows for the period from November 14, 2007 to December 31, 2007, and the year ended December 31, 2008 represent the operations of the Successor. The consolidated balance sheets as of December 31, 2008 and 2007 represent the financial condition of the Successor.

The acquisition of Nuveen Investments was accounted for as a business combination using the purchase method of accounting, whereby the purchase price (including liabilities assumed) was allocated to the assets acquired based on their estimated fair market values at the date of acquisition and the excess of the total purchase price over the fair value of the Company’s net assets was allocated to goodwill. The purchase price paid by Holdings to acquire the Company and related preliminary purchase accounting adjustments were “pushed down” and recorded on Nuveen Investments and its subsidiaries’ financial statements and resulted in a new basis of accounting for the “successor” period beginning on the day the acquisition was completed. As a result, the purchase price and related costs were allocated to the estimated fair values of the assets acquired and liabilities assumed at the time of the acquisition based on management’s best estimates, which were based in part on the work of external valuation specialists engaged to perform valuations of certain of the tangible and intangible assets.

As a result of the consummation of the Transactions and the application of purchase accounting as of November 13, 2007, the consolidated financial statements for the period after November 13, 2007 are presented on a different basis than that for the periods before November 13, 2007, and therefore are not comparable to prior periods.

Recent Events

Acquisition of Winslow Capital Management

On December 26, 2008, we acquired Winslow Capital Management (“Winslow”). Winslow specializes in large cap growth investment strategies for institutions and high net worth investors and had approximately four and a half billion in assets under management at the time of the acquisition. The results of Winslow Capital Management’s operations are included in our consolidated statement of income since the acquisition date. The aggregate purchase price was $77 million (net of cash acquired) plus certain contingent payments which may become due at the end of 2011 and 2013.

Summary of Operating Results

The table below reconciles the full year ended December 31, 2007 consolidated statement of operations with the discussion of the results of operations that follow:

Financial Results Summary
(dollars in thousands)
			Combined*
	January 1, 2007 -	November 14, 2007 -	January 1, 2007-
	November 13, 2007	December 31, 2007	December 31, 2007

Closed-End Exchange-Traded Funds	$231,350	$35,516	$266,866
Mutual Funds	96,883	14,587	111,470
Managed Accounts	359,824	54,104	413,928

Advisory Fees	688,057	104,207	792,264
Closed-End Exchange-Traded Funds	1,761	564	2,325
Muni/Fund Preferred®	3,752	614	4,366
Mutual Funds	(11)	116	105

Underwriting & Distribution	5,502	1,294	6,796
Performance Fees/Other Revenue	20,309	5,689	25,998

Operating Revenues	713,868	111,190	825,058

Compensation and Benefits	310,044	57,693	367,737
Severance	2,600	2,167	4,767
Advertising and Promotional Costs	14,618	1,718	16,336
Occupancy and Equipment Costs	23,383	3,411	26,794
Amortization of Intangible Assets	7,063	8,100	15,163
Travel and Entertainment	9,687	1,654	11,341
Outside and Professional Services	31,486	6,355	37,841
Minority Interest Expense	7,211	1,062	8,273
Other Operating Expense	38,936	8,501	47,437

Operating Expenses	445,028	90,661	535,689

Minority Interest Revenue	—	7,416	7,416

Dividends and Interest Income	11,402	4,590	15,992
Interest Expense	(30,393)	(41,520)	(71,913)

Net Interest Expense	(18,991)	(36,930)	(55,921)

Gains/(Losses) on Investments	3,942	(33,110)	(29,168)
Gains/(Losses) on Fixed Assets	(101)	—	(101)
Miscellaneous Income/(Expense)	(53,565)	(5,471)	(59,037)

Other Income/(Expense)	(49,724)	(38,581)	(88,306)

Income Tax Expense/(Benefit)	97,212	(17,028)	80,184

Net Income/(Loss)	$102,913	$(30,538)	$72,375

*	Represents aggregate Predecessor and Successor results for the period presented. The combined results are non-GAAP financial measures and should not be used in isolation or substitution of Predecessor and Successor results. The aggregated results provide a full-year presentation of our results for comparability purposes.

The table below presents the highlights of our operations for the last three fiscal years:

Financial Results Summary
Company Operating Statistics
(dollars in millions)
For the year ended December 31,	2008	2007	2006

Gross sales of investment products	$20,988	$26,153	$32,106
Net flows	(10,288)	1,344	15,332
Assets under management (1)	119,223	164,307	161,609
Operating revenues	740.8	825.1	709.8
Operating expenses	546.1	535.7	388.8
Other income/(expense)	(2,209.9)	(88.3)	15.7
Net interest expense	265.4	55.9	28.2
Income taxes	(373.6)	80.2	120.9
Net income/(loss)	(1,765.5)	72.4	187.7

(1)  At end of the period.

Results of Operations

The following tables and discussion and analysis contain important information that should be helpful in evaluating our results of operations and financial condition, and should be read in conjunction with our Consolidated Financial Statements and related Notes attached hereto as Exhibit 99.1.

Gross sales of investment products (which include new managed accounts, deposits into existing managed accounts and the sale of mutual fund and closed-end fund shares) for the years ending December 31, 2008, 2007 and 2006 are shown below:

Gross Investment Product Sales
(dollars in millions)
For the year ended December 31,
	2008	2007	2006
Closed-End Exchange-Traded Funds	$2	$1,706	$595
Mutual Funds	6,315	6,066	5,642
Retail Managed Accounts	7,914	8,592	17,122
Institutional Managed Accounts	6,757	9,789	8,747

Total	$20,988	$26,153	$32,106

Gross sales for 2008 of $21.0 billion were down 20% from the prior year. As a result of market conditions, there were no new closed-end fund offerings during the year. This compares unfavorably to the $1.7 billion raised in the prior year. Despite challenging market conditions, retail managed account sales declined only modestly as we selectively reopened our previously closed Tradewinds International Value product and NWQ Large-Cap Value offering. In addition, municipal retail managed account sales were strong, increasing 10% for the year. Institutional managed account sales declined $3.0 billion as investor caution due to market volatility dampened sales. Mutual fund sales were up 4% driven mainly by strong sales of our international value equity and municipal funds, partially offset by a decline in sales of our domestic value equity funds.

Gross sales for 2007 of $26.2 billion were down 19% over sales in the prior year primarily due to a decline in retail managed account sales. We raised $1.7 billion through the issuance of four new closed-end funds during 2007: the Nuveen Core Equity Alpha Fund; the Multi-Currency Short-Term Government Income Fund; the Tax-

Advantaged Dividend Growth Fund; and the Municipal High Income Opportunity Fund 2. This compares favorably to the $0.6 billion raised in the prior year. Mutual fund sales were strong, up 8% from the prior year. Growth was driven mainly by sales of the Nuveen High Yield Municipal Bond Fund (the “High Yield Fund”). Although demand for the High Yield Fund slowed in the second half of the year, full year sales of this fund were up $0.4 billion. Retail managed account sales declined 50% versus the prior year mainly as a result of accelerated sales in the prior year as we closed our Tradewinds International Value strategy to new investors in the second quarter of the prior year. Institutional managed account sales increased 12% for the year. Despite a difficult market environment, we raised approximately $1.7 billion through the offering of three CLOs (Collateralized Loan Obligations) investing in senior bank loans and one CDO (Collateralized Debt Obligation).

Net flows of investment products for the years ending December 31, 2008, 2007 and 2006 are shown below:

Net Flows
(dollars in millions)
For the year ended December 31,
	2008	2007	2006
Closed-End Exchange-Traded Funds	$(2,370)	$1,717	$616
Mutual Funds	416	1,601	3,622
Retail Managed Accounts	(8,920)	(5,707)	5,487
Institutional Managed Accounts	586	3,733	5,607

Total	$(10,288)	$1,344	$15,332

We experienced increased redemptions across all of our products lines in 2008 as a broad range of markets delivered sharply negative returns for the year. The impact of these increased redemptions was most notable in our retail managed account products. Despite only a slight decline in sales year-over-year, retail managed account net outflows increased 56%. Closed-end funds experienced net outflows for the year as market depreciation caused several of the funds to reduce leverage in order to stay within internal operating leverage ratio bands. Net flows on institutional managed accounts declined $3.1 billion, $3.0 billion of which was caused by the previously discussed decline in sales. Mutual fund net flows were down $1.2 billion despite an increase in sales driven primarily by increased redemptions from our municipal and international value equity funds.

Overall, net flows for 2007 were $1.3 billion, down 91% from the prior year’s level. Net flows into closed-end funds were up $1.1 billion when compared to the prior year due to new offerings in 2007. Mutual fund net flows were down $2.0 billion when compared to the prior year due to increased redemptions, primarily focused on the High Yield Fund in the second half of the year as a result of the markets’ more negative view of high yield strategies. Retail managed account net flows were down $11.2 billion behind the closing to new investors of our Tradewinds International Value strategy in 2006 and increased outflows of NWQ retail managed accounts. Institutional managed account flows decreased $1.9 billion in 2007 when compared to the prior year.

The following table summarizes net assets under management by product type:

Net Assets Under Management
(dollars in millions)
December 31,	2008	2007	2006
Closed-End Exchange-Traded Funds	$39,858	$52,305	$52,958
Mutual Funds	14,688	19,195	18,532
Retail Managed Accounts	34,860	54,919	58,556
Institutional Managed Accounts	29,817	37,888	31,563

Total	$119,223	$164,307	$161,609

The components of the change in our assets under management were as follows:

Net Assets Under Management
(dollar in millions)
For the year ended December 31,	2008	2007	2006
Beginning Assets Under Management	$164,307	$161,609	$136,117
Gross Sales	20,988	26,153	32,106
Reinvested Dividends	547	709	498
Redemptions	(31,823)	(25,518)	(17,272)

Net Flows into Managed Assets	(10,288)	1,344	15,332
Acquisitions	4,542	363	—
Appreciation/(Depreciation)	(39,338)	991	10,160

Ending Assets Under Management	$119,223	$164,307	$161,609

Net outflows in 2008 of $10.3 billion coupled with $39.3 billion of market depreciation and $4.5 billion of assets acquired in our acquisition of Winslow resulted in a 27% decline in assets under management in 2008. Closed-end fund assets decreased $12.5 billion, as a result of $10.1 billion in market depreciation and $2.4 billion in net outflows. The net outflows were the result of several funds reducing leverage in order to stay within internal operating leverage ratio bands. Mutual fund assets declined $4.5 billion, driven by $4.9 billion in market depreciation, partially offset by $0.4 billion in net flows. Managed account assets declined $28.1 billion, driven by $24.3 billion in market depreciation and $8.3 billion in net outflows, partially offset by the addition of $4.5 billion of assets as a result of the Winslow acquisition.

Net flows in 2007 of $1.3 billion coupled with $1.0 billion of market appreciation and $0.4 billion of assets acquired in our acquisition of HydePark Investment Strategies resulted in a 2% increase in assets under management in 2007. Closed-end fund assets decreased $0.7 billion, as $2.4 billion in market depreciation was partially offset by $1.7 billion of new offerings. Mutual fund assets grew $0.7 billion, driven by $1.6 billion in net flows, offset by $0.9 billion in market depreciation. Managed account assets increased $2.7 billion, driven by $4.3 billion in market appreciation offset by $1.9 billion in net outflows and the addition of $0.4 billion of assets as a result of the HydePark acquisition.

Investment advisory fee income, net of sub-advisory fees and expense reimbursements, is shown in the following table:

Net Investment Advisory Fees(1)
(dollars in thousands)
For the year ended December 31,	2008	2007	2006
Closed-End Exchange-Traded Funds	$256,851	$266,866	$252,738
Mutual Funds	101,218	111,470	89,558
Managed Accounts (Retail and Institutional)	349,361	413,928	343,551

Total	$707,430	$792,264	$685,847

(1) Sub-advisory fee expense for the years ended December 31, 2008, 2007 and 2006 was $24.1 million, $30.3 million and $24.4 million, respectively.

Advisory fees of $707.4 million for 2008 were down $84.8 million, or 11%, from 2007. Advisory fees were down across all categories driven by lower asset levels, mainly as the result of significant market depreciation. Closed-

end fund advisory fees were down $10.0 million, or 4% from 2007. Advisory fees on mutual funds were down $10.3 million, or 9%, from 2007 while managed account advisory fees were down $64.6 million, or 16%.

Higher average asset levels in 2007 contributed to a 16% increase in advisory fees in 2007. Advisory fees on mutual funds increased 24%, managed account fees increased 20%, and fees on closed-end funds increased 6% for the year. Within the managed account product line, advisory fee revenue increased most notably on value-style equity accounts. Fees on growth-style equity accounts continued to decline.

Product distribution revenue for the years ended December 31, 2008, 2007 and 2006 is shown in the following table:

Product Distribution Revenue
(dollars in thousands)
	2008	2007	2006
Closed-End Exchange-Traded Funds	$4,966	$2,325	$458
Muni/Fund Preferred®	3,847	4,366	4,880
Mutual Funds	629	105	(593)

Total	$9,442	$6,796	$4,745

Product distribution revenue in 2008 was $9.4 million, an increase of $2.6 million, or 39%, from 2007. Underwriting revenue on closed-end funds increased $2.6 million. Although there were no new closed-end fund offerings in 2008, we received $5.0 million in placement fee revenue (offset by $7.5 million in placement fee expense included in “Other Operating Expenses”) for acting as placement agent on the offering of the Variable Rate Demand Preferred Shares (“VRDP”) issued during in 2008. MuniPreferred® and FundPreferred® fees declined as a result of an overall decline in ARPS outstanding as a result of the redemption of these shares. Mutual fund distribution revenue increased $0.5 million driven mainly by an increase in mutual fund sales as well as a reduction in commissions paid to third party distribution firms on large dollar value sales.

Product distribution revenue increased in 2007 when compared with the prior year. Underwriting revenue on closed-end funds increased $1.9 million due to an increase in both the number of funds and assets raised. Mutual fund distribution revenue increased $0.7 million, due mainly to an increase in mutual fund sales.

MuniPreferred® and FundPreferred® fees declined slightly for the year. This decline is due to a decline in shares traded by non-participating brokers who access auctions through our trading desk.

Performance Fees/Other Revenue

Performance fees/other revenue consist of performance fees earned on institutional assets managed and various fees earned in connection with services provided on behalf of our defined portfolio assets under surveillance in our unit investment trusts. We discontinued offering unit investment trust products in 2002.

Performance fees/other revenue for 2008 were $23.9 million, a decrease of $2.1 million, or 8%, from 2007. Performance fee revenue declined from $23.2 million in 2007 to $19.6 million in 2008 due to a decline in performance fees on alternative investment products. Partially offsetting this decline was an increase in consulting revenue as a result of a full year of Nuveen HydePark revenues in 2008.

Performance fees/other revenue for 2007 were $26.0 million, up from $19.2 million in 2006. The increase is due to higher performance fees and Nuveen HydePark consulting revenue.

Operating Expenses

Operating expenses for the years ended December 31, 2008, 2007 and 2006 are shown in the following table:

Operating Expenses
(dollars in thousands)
For the year ended December 31,	2008	2007	2006
Compensation and Benefits	$282,360	$367,737	$263,686
Severance	54,241	4,767	732
Advertising and Promotional Costs	13,790	16,336	13,500
Occupancy and Equipment Costs	28,850	26,794	24,184
Amortization of Intangible Assets	64,845	15,163	8,433
Travel and Entertainment	12,304	11,341	10,158
Outside and Professional Services	45,402	37,841	31,164
Minority Interest Expense	2,286	8,273	6,230
Other Operating Expenses	42,001	47,437	30,697

Total	$546,079	$535,689	$388,784

Compensation and Benefits
Compensation and related benefit expense declined $85.4 million in 2008 when compared with 2007. Base compensation and benefits increased $12.2 million driven mainly by the carryover impact of headcount increases made in 2007. Headcount for the Company as of the end of the year was down versus end of year 2007; however, the reduction in headcount was made late in the year and therefore did not have a significant impact on base compensation for 2008. Non-cash compensation declined significantly in 2008 as the result of additional expense recorded in 2007 related to the accelerated vesting of equity options due to the MDP Transactions (for further information please see discussion on 2007 below). Incentive compensation declined $55.0 million as a result of the overall decline in earnings.

Compensation and related benefits for 2007 increased $104.1 million. Approximately $43.5 million of the increase was the result of the accelerated vesting of all outstanding stock options and restricted stock as a result of the MDP transactions. We maintained two stock-based compensation plans: the Second Amended and Restated Nuveen 1996 Equity Incentive Award Plan (the “1996 Plan”) and the 2005 Equity Incentive Plan (the “2005 Plan”). All unvested equity awards that were granted under the 1996 Plan vested free of restrictions on September 18, 2007 upon shareholder approval of the merger agreement for the MDP Transactions. All unvested equity awards that were granted under the 2005 Plan vested and became free of restriction upon the closing of the merger on November 13, 2007. In addition to the accelerated equity award expense, we incurred approximately $9.1 million in additional employer related taxes as a result of the payout of these equity awards. The remaining increase can be attributed to higher base compensation as a result of new positions and salary increases, as well as increases in incentive compensation.

Amortization of Intangible Assets
Amortization of intangibles increased $49.7 million during 2008 as a direct result of the increase in amortizable intangible assets as a result of the MDP Transactions.

Amortization of intangible assets increased $6.7 million during 2007. In connection with the MDP Transactions, our intangible assets were valued by management with the assistance of valuation specialists. Our preliminary valuation resulted in approximately $1.0 billion in amortizable definite-lived intangible assets with an estimated useful life of approximately 15 years. For the year ended December 31, 2007, we recorded $8.1 million in amortization expense for the period subsequent to the MDP Transactions.

Outside and Professional Services
Outside and professional services expense increased $7.6 million during 2008 primarily due to increases in electronic information and information technology expenses as a result of investments in upgrading our operational platform and as we continue to provide our investment and research teams with more tools to better manage their portfolios.

Outside and professional services expense increased $6.7 million during 2007 (excluding the expenses related to the MDP Transactions, which are included in “Other Income/(Expense)”). The increase was due primarily to an increase in electronic information expense.

Minority Interest Expense
Minority interest expense results from key employees at NWQ, Tradewinds, Symphony, and Santa Barbara having been granted non-controlling equity-based profits interests in their respective businesses. For additional information on minority interest expense, please refer to “Capital Resources, Liquidity and Financial Condition – Equity” below.

All Other Operating Expenses
All other operating expenses, including advertising and promotion, occupancy and equipment, travel and entertainment, structuring fees, severance, fund organization costs and other expenses increased $44.5 million during 2008. The main driver of the increase was an increase in severance of $49.5 million due to organizational restructuring (for additional information see Note 4 to our Consolidated Financial Statements “Restructuring Charges” attached hereto as Exhibit 99.1). Partially offsetting this increase was a decline in structuring/placement fees on closed-end funds of $5.3 million.

All other operating expenses, including advertising and promotion, occupancy and equipment, travel and entertainment, structuring fees, severance, fund organization costs and other expenses increased $27.4 million during 2007. Approximately $10.0 million of the increase is due to an increase in structuring fees and fund organization costs paid on the initial offering of our closed-end funds. Severance, recruiting and relocation increased $10.6 million due to organizational restructuring. Advertising and promotional costs increased $2.8 million due primarily due to the increased focus on promoting our mutual funds. Occupancy and equipment costs increased $2.6 million as a result of an increase in leased space. The remainder of the increase relates primarily to higher travel and entertainment expenses.

Other Income/(Expense)

Other income/(expense) includes realized gains and losses on investments and miscellaneous income/(expense), including gain or loss on the disposal of property.

The following is a summary of other income/(expense) for the years ended December 31, 2008, 2007 and 2006:

Other Income/(Expense)
(dollars in thousands)
For the year ended December 31,	2008	2007	2006

Gains/(Losses) on Investments	$(199,720)	$(29,168)	$15,466
Gains/(Losses) on Fixed Assets	(4)	(101)	(171)
Impairment Loss	(2,013,072)	—	—
Miscellaneous Income/(Expense)	2,945	(59,037)	431

Total	$(2,209,851)	$(88,306)	$15,726

Included in gains/(losses) on investments in 2008 is a $46.8 million non-cash unrealized mark-to-market loss on derivative transactions entered into as a result of the MDP Transactions. Also included in gains/(losses) on investments is $148.8 million in non-cash losses on the consolidated CLO (see also “Minority Interest Revenue from Consolidated Vehicle” below). In addition to the investment losses reported on the consolidated CLO, we recorded approximately $2.2 million in miscellaneous expense also as a result of the consolidation of the CLO. During 2008, we recorded an additional $2.3 million of expense as a result of the MDP Transactions and $2.0 million in expense on the settlement of litigation. Partially offsetting these expenses was a non-cash gain on the early retirement of debt. For further information see Note 7 to our Consolidated Financial Statements “Debt” attached hereto as Exhibit 99.1.

As a result of the recent steep global economic decline that first began at the end of 2007, we have identified approximately $1.1 billion of non-cash goodwill impairment and $0.9 billion of non-cash intangible asset impairment as of December 31, 2008. The amount of the impairment was a result of our annual impairment test in accordance with SFAS No. 142 and was based on the work performed by external valuation experts from a nationally recognized independent consulting firm. For further information see Note 2 to our Consolidated Financial Statements “Basis of Presentation and Summary of Significant Accounting Policies” attached hereto as Exhibit 99.1. Additionally, a loss of $38.3 million was recorded in 2008 for other-than-temporary impairment on available for sale securities that are not expected to recover in the near term.

Total other expense for 2007 was $88.3 million. Of the $59.0 million in miscellaneous expense, $51.1 million relates to the MDP Transactions. In addition, we made a one-time $6.2 million payment to Merrill Lynch, Pierce, Fenner & Smith to terminate an agreement in respect of several of our previously offered closed-end funds under which we were obligated to make payments over time based on the assets of the respective closed-end funds. Included in gains/(losses) on investments is a $31.4 million unrealized mark-to-market loss on derivative transactions entered into as a result of the Transactions. Also included in investment losses is an $8.2 million unrealized loss on the CLO investment required to be consolidated in our financial results.

Minority Interest Revenue from Consolidated Vehicle

Minority interest revenue from consolidated vehicle includes income/(loss) related to the CLO which is required to be consolidated (See Note 12 to our Consolidated Financial Statements “Consolidated Funds – Symphony CLO V” attached hereto as Exhibit 99.1). We have no equity interest in this CLO investment vehicle and all gains and losses recorded in our financial statements are attributable to other investors. For the years ended December 31, 2008 and 2007, we recorded a $141.5 million net loss and a $7.4 million net loss, respectively, on this CLO. The entire amount of the loss is offset in minority interest revenue from the consolidated vehicle.

Net Interest Expense

The following is a summary of net interest expense for the years ended December 31, 2008, 2007 and 2006:

Net Interest Expense
(dollars in thousands)
For the year ended December 31,	2008	2007	2006

Dividends and Interest Income	$41,172	$15,992	$11,388
Interest Expense	(306,616)	(71,913)	(39,554)

Total	$(265,444)	$(55,921)	$(28,166)

Net interest expense in 2008 increased $209.5 million versus 2007 due to an increase in outstanding debt incurred in connection with the MDP Transactions. Included in net interest expense for the year is $9.5 million of net interest revenue related to the consolidated CLO described above. Net interest revenue of this CLO is comprised of $30.8 million in dividend and interest revenue, offset by $21.3 million of interest expense.

Total net interest expense was $55.9 million in 2007. The $27.7 million increase versus the prior year is mainly the result of the new debt put in place in connection with the MDP Transactions.

Recent Accounting Pronouncements

SFAS No. 141 (revised) – Business Combinations
During December 2007, the FASB issued SFAS No. 141 (revised), “Business Combinations,” (“SFAS No. 141(R)”). SFAS No. 141(R) revises SFAS No. 141, “Business Combinations,” while retaining the fundamental requirements of SFAS No. 141 that the acquisition method of accounting (the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) further defines the acquirer, establishes the acquisition date, and broadens the scope of transactions that qualify as business combinations.

Additionally, SFAS 141(R) changes the fair value measurement provisions for assets acquired, liabilities assumed, and any non-controlling interest in the acquiree. It also provides guidance for the measurement of fair value in a step acquisition, changes the requirements for recognizing assets acquired and liabilities assumed subject to contingencies, provides guidance on recognition and measurement of contingent consideration and requires that acquisition-related costs of the acquirer be expensed as incurred. Liabilities for unrecognized tax benefits related to tax positions assumed in a business combination that settled prior to the adoption of SFAS No. 141(R), affect goodwill. If such liabilities reverse subsequent to the adoption of SFAS No. 141(R), such reversals will effect the income tax provision in the period of reversal. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of the adoption of SFAS No. 141 (R) on our consolidated financial statements is dependent on future business acquisition activity.

SFAS No. 157 – Fair Value Measurements
On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements”. SFAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities by defining fair value, establishing a framework for measuring fair value, and expanding disclosure requirements about fair value measurements. SFAS No. 157 does not require any new fair value measurements. Prior to this standard, methods for measuring fair value were diverse and inconsistent, especially for items that are not actively traded. The standard clarifies that, for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the company’s mark-to-market model value. The standard also requires expanded disclosure of the effect on earnings for items measured using unobservable data.

Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data (for example, the reporting entity’s own data). Finally, under SFAS No. 157, fair value measurements would be separately disclosed by level within the fair value hierarchy.

SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. We adopted SFAS No. 157 on January 1, 2008. The most significant impact that SFAS No. 157 had to our financial position and results of operations is in the valuation involving mark-to-market for our “New Debt Derivatives,” as further discussed in Note 9, “Derivative Financial Instruments,” to our Consolidated Financial Statements attached hereto as Exhibit 99.1. To comply with the provisions of SFAS No. 157, we incorporate credit valuation adjustments to appropriately reflect both our own non-performance risk and the respective counterparty’s non-performance risk in the fair value measurements. The net SFAS 157 fair value of our New Debt Derivatives at December 31, 2008 is a liability of $78.5 million, which reflects a gross termination value of $122.4 million offset by a credit valuation adjustment of $43.9 million.

SFAS No. 158 – Retirement Plans
For a full description of the impact to us from SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), refer to Note 13 to our Consolidated Financial Statements “Retirement Plans” attached hereto as Exhibit 99.1.

SFAS No. 159 – Fair Value Option
During February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment to FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The decision to elect the fair value option is determined on an instrument by instrument basis, must be applied to an entire instrument, and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to SFAS No. 159 are required to be reported separately on the consolidated balance sheet from those instruments measured using a different accounting method. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We adopted SFAS No. 159 on January 1, 2008, however, elected not to apply the fair value option to any of its eligible financial assets or liabilities at that date. Therefore, the adoption of SFAS No. 159 had no impact on our consolidated financial statements. We may elect the fair value option for any future eligible financial assets or liabilities upon their initial recognition.

SFAS No. 160 – Non-Controlling Interests
In December 2007, the FASB issued SFAS No. 160, “Non-Controlling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51.” SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for a non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This pronouncement clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity, separate from the parent’s equity, in the consolidated financial statements. In addition, consolidated net income should be adjusted to include the net income attributed to the non-controlling interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008; earlier adoption is prohibited. SFAS No. 160 requires retrospective adoption of the presentation and disclosure requirements for existing non-controlling interests. All other requirements of SFAS No. 160 shall be applied prospectively. We are currently evaluating the potential impact of SFAS No. 160 to our consolidated financial statements.

SFAS No. 161 – Disclosures About Derivative Instruments
In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities – an Amendment of SFAS No. 133.” SFAS No. 161 expands the disclosure requirements for derivative instruments and hedging activities. SFAS No. 161 specifically requires enhanced disclosures addressing: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 14, 2008. The additional disclosure requirements of SFAS No. 161 are not expected to materially impact the Company’s consolidated financial statements.

FSP FAS 132(R)-1 — Employers’ Disclosures About Postretirement Benefit Plan Assets
On December 30, 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures About Postretirement Benefit Plan Assets,” which amends SFAS No. 132(R), “Employers’ Disclosures About Pensions and Other Postretirement Benefits — an Amendment of FASB Statements No. 87, 88, 106,” to require more detailed disclosures about employers’ plan assets, including employers’ investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. The FSP also:

•	Updates the disclosure examples in SFAS 132(R) to illustrate the required additional disclosures, including those associated with fair value measurement.

•	Includes a technical correction to restore the requirement that nonpublic entities disclose net periodic benefit costs under SFAS No. 158 and SFAS No. 132(R).

FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. The technical amendment became effective on December 30, 2008. The additional disclosure requirements of FSP FAS 132(R)-1 are not expected to materially impact the Company’s consolidated financial statements.

FSP FAS 140-4 and FIN 46(R)-8 – Disclosures About Transfer of Financial Assets and Interests in Variable Interest Entities
In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amend SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transferors’ continuing involvement with transferred financial assets. It also amends FIN 46(R) to require public enterprises, including sponsors that have a variable interest entity, to provide additional disclosures about its involvement with variable interest entities. The FSP is effective for reporting periods ending after December 15, 2008. The adoption of the additional disclosure requirements of FSP FAS 140-4 and FIN 46(R)-8 did not materially impact the Company’s consolidated financial statements.

FSP FAS 142-3 – Determination of the Useful Life of Intangible Assets
In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). FSP FAS 142-3 requires that an entity shall consider its own experience in renewing similar arrangements. FSP FAS 142-3 is intended to improve the consistency between the useful life of an intangible asset determined under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R) and other GAAP. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting FSP FAS 142-3 on its consolidated financial statements.

Capital Resources, Liquidity and Financial Condition

Our primary liquidity needs are to fund capital expenditures, service indebtedness and support working capital requirements. Our principal sources of liquidity are cash flows from operating activities and borrowings under credit facilities and long-term notes.

In connection with the MDP Transactions, we significantly increased our level of debt. As of December 31, 2008, we have outstanding approximately $3.9 billion in aggregate principal amount of indebtedness and have limited additional borrowing capacity. However, we also have $467 million of cash and cash equivalents as of December 31, 2008. See “Cash and cash equivalents” on our December 31, 2008 consolidated balance sheet, included in our Consolidated Financial Statements attached hereto as Exhibit 99.1.

Senior Secured Credit Facilities

In connection with the MDP Transactions, we have a senior secured credit facility (the “Credit Facility”), consisting of a $2.3 billion term loan facility and a $250 million revolving credit facility. At the time of the Transactions, we borrowed the full $2.3 billion term loan facility. The term loan proceeds were used as part of the financing that was used to consummate the Transactions. During November 2008, we drew down the full $250 million revolving credit facility due to concerns over counterparty risk as a result of the severely deteriorating global credit market conditions. The $250 million in proceeds from the revolving credit facility are included in the $467 million of “Cash and cash equivalents” on our December 31, 2008 consolidated balance sheet, included in our Consolidated Financial Statements attached hereto as Exhibit 99.1.

All borrowings under the Credit Facility bear interest at a rate per annum equal to LIBOR plus 3.0%. In addition to paying interest on outstanding principal under the Credit Facility, we are required to pay a commitment fee to the lenders in respect of any unutilized loan commitments at a rate of 0.3750% per annum.

All obligations under the Credit Facility are guaranteed by the Parent and each of our present and future, direct and indirect, wholly-owned material domestic subsidiaries (excluding subsidiaries that are broker-dealers). The obligations under the Credit Facility and these guarantees are secured, subject to permitted liens and other specified exceptions, (1) on a first-lien basis, by all the capital stock of Nuveen Investments and certain of its subsidiaries (excluding significant subsidiaries and limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of the first tier foreign subsidiaries) directly held by Nuveen Investments or any guarantor and (2) on a first-lien basis by substantially all other present and future assets of Nuveen Investments and each guarantor.

The term loan facility matures on November 13, 2014 and the revolving credit facility matures on November 13, 2013.

We are required to make quarterly payments under the term loan facility in the amount of $5,787,500 beginning on June 30, 2008. The Credit Facility permits all or any portion of the loans outstanding thereunder to be prepaid.

The Credit Facility contains customary covenants, including a financial covenant requiring us to maintain a maximum ratio of senior secured indebtedness to EBITDA (as such terms are defined in the Credit Facility); limitations on our incurrence of additional debt; and other limitations.

Senior Unsecured Notes

Also in connection with the Transactions, we issued $785 million of senior unsecured notes (the “Senior Notes”). The Senior Notes mature on November 15, 2015 and pay a coupon of 10.5% based on par value, payable semi-annually on May 15 and November 15 of each year, commencing on May 15, 2008. We received approximately $758.9 million in net proceeds after underwriting commissions and structuring fees. The net proceeds were used as part of the financing that was used to consummate the Transactions. From time to time, we may, in compliance with the covenants under our Credit Facility and the indenture for the Senior Notes, redeem, repurchase or otherwise acquire for value the Senior Notes.

Obligations under the Senior Notes are guaranteed by the Parent and each of our existing and subsequently acquired or organized direct or indirect domestic subsidiaries (excluding subsidiaries that are broker-dealers) that guarantee the debt under our Credit Facility. These subsidiary guarantees are subordinated in right of payment to the guarantees of the Credit Facility.

Senior Term Notes

On September 12, 2005, we issued $550 million of senior unsecured notes, consisting of $250 million of 5-year notes and $300 million of 10-year notes which remain outstanding at December 31, 2008. We received approximately $544.4 million in net proceeds after discounts and underwriting commissions. The 5-year senior notes bear interest at an annual fixed rate of 5.0%, payable semi-annually beginning March 15, 2006. The 10-year senior notes bear interest at an annual fixed rate of 5.5%, payable semi-annually also beginning March 15, 2006. The net proceeds from the notes were used to finance outstanding debt. The costs related to the issuance of the senior term notes were capitalized and are being amortized to expense over their respective terms. From time to time we may, in compliance with the covenants under our Credit Facility and the indentures for the Senior Notes and these notes, redeem, repurchase or otherwise acquire for value these notes.

During December 2008, we repurchased $17.8 million (par value) of our $250 million 5-year notes. Of the $8.4 million paid in total, approximately $0.2 million was for accrued interest, with the remaining amount for principal. As a result, we recorded a $9.5 million gain on early extinguishment of debt. This gain is reflected in “Other Income/(Expense)” on our consolidated statement of income for the year ended December 31, 2008, which is included in our Consolidated Financial Statements attached hereto as Exhibit 99.1.

Other

Our broker-dealer subsidiary may utilize uncommitted lines of credit with no annual facility fees for unanticipated, short-term liquidity needs. At December 31, 2008 and 2007, no borrowings were outstanding on these uncommitted lines of credit.

Adequacy of Liquidity

While we believe that funds generated from operations and existing cash reserves will be adequate to fund debt service requirements, capital expenditures and working capital requirements for the foreseeable future, there can be no assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Our ability to continue to fund these items and to service debt may be affected by general economic, financial, competitive, legislative, legal and regulatory factors and by our ability to refinance or repay outstanding indebtedness with scheduled maturities beginning in 2010. Furthermore, our Credit Facility includes a covenant requiring us to maintain a maximum ratio of senior secured indebtedness to EBITDA. In the event that market conditions do not substantially improve, we may breach this covenant in 2009 or thereafter, which would require us to renegotiate certain terms and conditions of the Credit Facility. To the extent that we must renegotiate any such terms and conditions, the cost of the debt under the Credit Facility could increase or the renegotiation could result in more onerous terms and conditions under the Credit Facility which could have an adverse effect on our financial condition.

Aggregate Contractual Obligations

We have contractual obligations to make future payments under long-term debt and long-term non-cancelable lease agreements. The following table summarizes these contractual obligations at December 31, 2008:

	Long-Term	Operating
(In thousands)	Debt(1)	Leases(2)	Total
2009	$23,150	$16,249	$39,399
2010	255,395	16,468	271,863
2011	23,150	16,141	39,291
2012	23,150	15,025	38,175
2013	273,150	6,801	279,951
Thereafter	3,266,888	10,841	3,277,729

(1) Amounts represent the expected cash principal repayments of our long-term debt.
(2) Operating leases represent the minimum rental commitments under non-cancelable operating leases. We have no significant capital lease obligations.

Equity

As part of the NWQ acquisition, key management purchased a non-controlling, member interest in NWQ Investment Management Company, LLC. The non-controlling interest of $0.1 million as of December 31, 2007 is reflected in minority interest on our consolidated balance sheet. This purchase allowed management to participate in profits of NWQ above specified levels beginning January 1, 2003. During 2007, we recorded approximately $1.9 million of minority interest expense, which reflects the portion of profits applicable to the minority owners. We did not record any minority interest expense on this program for 2008. Beginning in 2004 and continuing through 2008, we had the right to purchase the non-controlling members’ respective interests in NWQ at fair value. During the first quarter of 2008, we exercised our right to call all of the remaining Class 4 minority members’ interests for $23.6 million. As of March 31, 2008, we had repurchased all member interests outstanding under this program.

As part of the Santa Barbara acquisition, an equity opportunity was put in place to allow key individuals to participate in Santa Barbara’s earnings growth over the subsequent five years (Class 2 Units, Class 5A Units, Class 5B Units, and Class 6 Units, collectively referred to as “Units”). The Class 2 Units were fully vested upon issuance. One third of the Class 5A Units vested on June 30, 2007, one third vested on June 30, 2008, and one third will vest on June 30, 2009. One third of the Class 5B Units vested upon issuance, one third on June 30, 2007, and one third will vest on June 30, 2009. The Class 6 Units shall vest on June 30, 2009. During 2008 and 2007, we recorded approximately $0.2 million and $2.9 million, respectively, of minority interest expense, which reflects the portion of profits applicable to the minority owners. The Units entitle the holders to receive a distribution of the cash flow from Santa Barbara’s business to the extent such cash flow exceeds certain thresholds. The distribution thresholds vary from year to year, reflecting Santa Barbara achieving certain profit levels and the distributions of profits interests are also subject to a cap in each year. Beginning in 2008 and continuing through 2012, we have the right to acquire the Units of the non-controlling members. During the first quarter of 2008, we exercised our right to call 100% of the Class 2 Units for approximately $30.0 million.

During 2006, new equity opportunities were put in place covering NWQ, Tradewinds and Symphony. These programs allow key individuals of these businesses to participate in the growth of their respective businesses over the subsequent six years. Classes of interests were established at each subsidiary (collectively referred to as “Interests”). Certain of these Interests vested or vest on June 30, 2007, 2008, 2009, 2010 and 2011. During 2008 and 2007, we recorded approximately $1.9 million and $2.8 million, respectively, of minority interest expense, which reflects the portion of profits applicable to minority interest owners. The Interests entitle the holders to receive a distribution of the cash flow from their business to the extent such cash flow exceeds certain thresholds. The distribution thresholds increase from year to year and the distributions of the profits interests are also subject to a cap in each year. Beginning in 2008 and continuing through 2012, we have the right to acquire the Interests of the non-controlling members. During the first quarter of 2008, we exercised our right to call all of the Class 7 Interests outstanding for approximately $31.3 million. During the first quarter of 2009, we exercised our right to call all the Class 8 interests for approximately $18.2 million.

Broker-Dealer

Our broker-dealer subsidiary is subject to requirements of the Securities and Exchange Commission relating to liquidity and capital standards (See Note 18 to our Consolidated Financial Statements “Net Capital Requirement” attached hereto as Exhibit 99.1).

Off-Balance Sheet Arrangements

We do not invest in any off-balance sheet vehicles that provide financing, liquidity, market or credit risk support or engage in any leasing activities that expose us to any liabilities that are not reflected in our Consolidated Financial Statements attached hereto as Exhibit 99.1.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with U.S. generally accepted accounting principles. Preparing financial statements requires management to make estimates and assumptions that impact our financial position and results of operations. These estimates and assumptions are affected by our application of accounting policies. Below we describe certain critical accounting policies that we believe are important to the understanding of our results of operations and financial position. In addition, please refer to Note 2 to the Consolidated Financial Statements “Basis of Presentation and Summary of Significant Accounting Policies” attached hereto as Exhibit 99.1 for further discussion of our accounting policies.

Goodwill and Intangible Assets

Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized but is tested at least annually for impairment by comparing the fair value of the reporting unit to its carrying amount, including goodwill. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate market multiples and other assumptions. Changes in these estimates could materially affect our impairment conclusion.

Identifiable intangible assets generally represent the cost of client relationships and management contracts. In valuing these assets, we make assumptions regarding the useful lives and projected growth rates and significant judgment is required. In most instances, we engage independent third party consultants to perform these valuations. We are required to periodically review identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of the assets exceed their respective fair values, additional impairment tests are performed to measure the amount of the impairment loss, if any.

As a result of the recent steep global economic decline that first began at the end of 2007, we have identified approximately $1.1 billion of non-cash goodwill impairment and $0.9 billion of non-cash intangible asset impairment as of December 31, 2008. The amount of the impairment was based on the work performed by external valuation experts from a nationally recognized independent consulting firm. The recognition of such impairment has resulted in a non-cash charge to income for the year ended December 31, 2008.

Impairment of Investment Securities

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 59, “Accounting for Noncurrent Marketable Equity Securities” and FASB Staff Position FAS 115-1/124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” provide guidance on determining when an investment is other-than-temporarily impaired. We periodically evaluate our investments for other-than-temporary declines in value. To determine if an other-than-temporary decline exists, we evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, as well as our intent and ability to hold the investment. Additionally, we consider the financial health of and near-term business outlook for a counterparty, including factors such as industry performance and operational cash flow. If an other-than-temporary decline in value is determined to exist, the unrealized investment loss net of tax, in accumulated other comprehensive income, is realized as a charge to net income in that period. See Note 2 to our Consolidated Financial Statements “Basis of Presentation and Summary of Significant Accounting Policies” attached hereto as Exhibit 99.1 for further information.

We also have an investment in two collateralized debt obligation entities for which one of our subsidiaries acts as a collateral manager – Symphony CLO I, Ltd. (“CLO”) and the Symphony Credit Opportunities Fund Ltd. (“CDO”). We account for our investments in the CLO and CDO under EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” The excess of future cash flows over the initial investment at the date of purchase is recognized as interest income over the life of the investment using the effective yield method. We review cash flow estimates throughout the life of the CLO and CDO investment pool to determine whether an impairment of its equity investments should be recognized. Cash flow estimates are based on the underlying pool of collateral securities and take into account the overall credit quality of the issuers in the collateral securities, the forecasted default rate of the collateral securities and our past experience in managing similar securities. If an updated estimate of future cash flows (taking into account both timing and amounts) is less than the revised estimate, an impairment loss is recognized based on the excess of the carrying amount of the investment over its fair value.

In response to the recent steep global economic decline, we recognized an impairment charge on our investments of approximately $38.3 million as of December 31, 2008. This impairment charge is reflected as an expense on our consolidated statement of income for the year ended December 31, 2008.

Accounting for Income Taxes

SFAS No. 109, “Accounting for Income Taxes,” establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences could impact our financial position or our results of operations.

We have significant deferred tax liabilities recorded on our financial statements, which are attributable to the effect of purchase accounting adjustments recorded as a result of the MDP Transactions.

Forward-Looking Information and Risks

From time to time, information we provide or information included in our filings with the SEC (including Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Form 8-K and the notes to the Consolidated Financial Statements) may contain statements that are not historical facts, but are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or future financial performance and reflect management’s expectations and opinions. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or comparable terminology. These statements are only predictions, and our actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous known and unknown risks, uncertainties and other factors. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed below and elsewhere in this report. These factors may not be exhaustive, and we cannot predict the extent to which any factor, or combination of factors, may cause actual results to differ materially from those predicted in any forward-looking statements. We undertake no responsibility to update publicly or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Risks, uncertainties and other factors that pertain to our business and the effects of which may cause our assets under management, earnings, revenues, and/or profit margins to decline include: (1) the adverse effects of declines in securities markets and/or poor investment performance by us; (2) adverse effects of the continuing volatility in the equity markets and disruptions in the credit markets, including the effects on our assets under management as well as on our distribution partners; (3) the effect on us of increased leverage as a result of our incurrence of additional indebtedness in connection with the Transactions, including that our business may not generate sufficient cash flow from operations or that future borrowings may not be available in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs; (4) in the event that market conditions do not substantially improve, we may breach a financial covenant in our Credit Facility in 2009 or thereafter, which could result in the acceleration of the indebtedness due under the Credit Facility, and as a result other indebtedness, or could otherwise have an adverse effect on us; (5) our inability to access third-party distribution channels to market our products or a reduction in fees we might receive for services provided in these channels; (6) the effects of the substantial competition that we face in the investment management business; (7) a change in our asset mix to lower revenue generating assets; (8) a loss of key employees; (9) the effects on our business and financial results of the failure of the auctions beginning in mid-February 2008 of the approximately $15 billion of auction rate preferred stock (“ARPS”) issued by our closed-end funds (which has resulted in a loss of liquidity for the holders of these ARPS) and our efforts to obtain financing to redeem the ARPS at their par value of $25,000 per share and the effects of any regulatory activity or litigation relating thereto; (10) a decline in the market for closed-end funds, mutual funds and managed accounts; (11) our failure to comply with various government regulations, including federal and state securities laws, and the rules of the Financial Industry Regulatory Authority; (12) the impact of changes in tax rates and regulations; (13) developments in litigation involving the securities industry or us; (14) our reliance on revenues from our investment advisory contracts which generally may be terminated on sixty days notice and, with respect to our closed-end and open-end funds, are also subject to annual renewal by the independent board of trustees of such funds; (15) adverse public disclosure, failure to follow client guidelines and other matters that could harm our reputation; (16) future acquisitions that are not profitable for us; (17) the impact of accounting pronouncements; and (18) any failure of our operating personnel and systems to perform effectively.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

The following information, and information included elsewhere in this report, describes the key aspects of certain financial instruments that have market risk.

Interest Rate Sensitivity

Although we have sought to mitigate our interest rate risk as discussed hereafter, our obligations under the Credit Facility expose our earnings to changes in short-term interest rates since the interest rate on this debt is variable. At December 31, 2008, the aggregate principal amount of our indebtedness was approximately $3.9 billion, of which approximately $2.5 billion is variable rate debt and approximately $1.3 billion is fixed rate debt. For our variable rate debt, we estimate that a 100 basis point increase (one percentage point) in variable interest rates would have resulted in a $25.5 million increase in annual interest expense; however, it would not be expected to have a substantial impact on the fair value of the debt at December 31, 2008. A change in interest rates would have had no impact on interest incurred on our fixed rate debt or cash flow, but would have had an impact on the fair value of the debt. We estimate that a 100 basis point increase in interest rates from the levels at December 31, 2008 would result in a net decrease in the fair value of our debt of approximately $6.7 million.

The variable nature of our obligations under the Credit Facility creates interest rate risk. In order to mitigate this risk, we entered into nine interest rate swap derivative transactions and one collar derivative transaction that effectively converted $2.3 billion of our new variable rate debt into fixed-rate borrowings or borrowings that are subject to a maximum rate. In addition, at December 31, 2008, we held two basis swap derivative transactions with a notional amount of $1.5 billion. These basis swap derivatives effectively lock-in the expected future difference between one-month and three-month LIBOR as the primary reference rate for our variable rate debt. Collectively, these derivatives are referred to as the “New Debt Derivatives.” The New Debt Derivatives are not accounted for as hedges for accounting purposes. For additional information see Note 9 to our Consolidated Financial Statements “Derivative Financial Instruments” attached hereto as Exhibit 99.1. At December 31, 2008, the fair value of the New Debt Derivatives was a liability of $78.5 million. We estimate that a 100 basis point change in interest rates would have a $44.1 million impact on the fair value of the New Debt Derivatives.

Our investments consist primarily of company-sponsored managed investment funds that invest in a variety of asset classes. Additionally, we periodically invest in new advisory accounts to establish a performance history prior to a potential product launch. Company-sponsored funds and accounts are carried on our consolidated financial statements at fair market value and are subject to the investment performance of the underlying securities in the sponsored fund or account. Any unrealized gain or loss is recognized upon the sale of the investment. The carrying value of our investments in fixed-income funds or accounts, which expose us to interest rate risk, was approximately $51 million at December 31, 2008. We estimate that a 100 basis point increase in interest rates from the levels at December 31, 2008 would result in a net decrease of approximately $0.3 million in the fair value of the fixed-income investments at December 31, 2008. A 100 basis point increase in interest rates is a hypothetical scenario used to demonstrate potential risk and does not represent management’s view of future market changes.

Equity Market Sensitivity

As discussed above in the “Interest Rate Sensitivity” section, we invest in certain company-sponsored managed investment funds and accounts that invest in a variety of asset classes. The carrying value of our investments in funds and accounts subject to equity price risk is approximately $55 million at December 31, 2008. We estimate that a 10% adverse change in equity prices would result in a $6 million decrease in the fair value of our equity securities. The model to determine sensitivity assumes a corresponding shift in all equity prices.

We do not enter into foreign currency transactions for speculative purposes and currently have no material investments that would expose us to foreign currency exchange risk.

In evaluating market risk, it is also important to note that most of our revenue is based on the market value of assets under management. Declines of financial market values will negatively impact our revenue and net income.

Inflation

Our assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in our expenses, such as employee compensation, advertising and promotional costs, and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect our financial condition and results of operations. A substantial decline in the value of fixed-income or equity investments could adversely affect the net asset value of funds and accounts we manage, which in turn would result in a decline in investment advisory and performance fee revenue.

Section 9 – Financial Statements and Exhibits

Item 9.01        Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description

99.1	Consolidated financial statements of Nuveen Investments, Inc. and its subsidiaries for the years ended December 31, 2008, 2007 and 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 31, 2009	NUVEEN INVESTMENTS, INC.

	By:	/s/ John L. MacCarthy
Name: John L. MacCarthy
Title: Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Consolidated financial statements of Nuveen Investments, Inc. and its subsidiaries for the years ended December 31, 2008, 2007 and 2006.